              YOUR HEWLETT-PACKARD BENEFITS SUMMARY - 2000 EDITION



Hewlett-Packard Company
Tax Saving Capital Accumulation Plan
Statement of Net Assets Available for Benefits



HEWLETT-PACKARD COMPANY
TAX SAVING CAPITAL ACCUMULATION PLAN






                                                                      TAX SAVING
                                                                         CAPITAL
                                                                    ACCUMULATION
                                                                            PLAN








         ---------------------------------------------------------------
         This section is a "Summary Plan Description" as required by the Employee Retirement Income Security Act of 1974


--------------------------------------------------------------------------------
                                     TAXCAP                                  14

              YOUR HEWLETT-PACKARD BENEFITS SUMMARY - 2000 EDITION
         -----------------------------------------------------------------------
         (ERISA) This section provides the highlights of the Plan, but it is far shorter and less technical than the official Plan documents. The official Plan documents are always used to determine when and what benefits will be provided under the Plan.
         -----------------------------------------------------------------------


























--------------------------------------------------------------------------------
                                     TAXCAP                                  15

YOU WILL FIND INFORMATION ABOUT:                                      ON PAGE:

WHAT TAXCAP OFFERS YOU......................................................171

TAXCAP: A PARTICIPANT-DIRECTED INVESTMENT PLAN..............................172

REQUIRED INFORMATION........................................................173

WHO CAN JOIN THE PLAN.......................................................174

WHEN YOU MAY JOIN THE PLAN..................................................174

HOW MUCH YOU MAY CONTRIBUTE.................................................174

HOW YOUR CONTRIBUTIONS CAN REDUCE YOUR CURRENT TAXES........................175

HOW MUCH HP CONTRIBUTES.....................................................175

HOW YOUR TAXCAP ACCOUNT IS INVESTED.........................................176

WHEN PAYOUTS ARE MADE.......................................................179

HOW YOU CAN BORROW FROM YOUR ACCOUNT........................................181

LOAN PREPAYMENT.............................................................182

LOAN REPAYMENT WHILE ON LEAVE OF ABSENCE....................................182

LOAN OUTSTANDING AT TERMINATION OF EMPLOYMENT...............................183

SPECIAL RULES FOR ACQUISITION EMPLOYEES.....................................183

HOW TO MAKE CHANGES OR RECEIVE YOUR MONEY...................................184

HOW TO CLAIM BENEFITS.......................................................185

IF A CLAIM IS DENIED........................................................185

HOW YOU CAN MAKE ROLLOVER CONTRIBUTIONS.....................................185

WHAT CIRCUMSTANCES CAN AFFECT YOUR BENEFITS.................................186

HOW THE PLAN IS FUNDED......................................................188

HOW THE STOCK PURCHASE PLAN COMPARES TO TAXCAP..............................189


--------------------------------------------------------------------------------
                                     TAXCAP                                  16

WHAT TAXCAP OFFERS YOU

Your retirement income comes from three sources: HP retirement benefits, Social Security benefits and your personal savings. The Company offers the Hewlett-Packard Company Tax Saving Capital Accumulation Plan (TAXCAP) as an integral part of the Hewlett-Packard Retirement Program to help you accumulate personal savings for retirement.

TAXCAP provides you with an incentive to save regularly for retirement on a pretax basis while receiving additional contributions from HP.


THE PLAN IN BRIEF

HP administers and sponsors TAXCAP. HP determines eligibility for participation and benefits, interprets the Plan and authorizes certain transactions.

Fidelity Investments (Fidelity), a group of affiliated financial service companies, is the full-service provider for TAXCAP. Full service is a package which offers recordkeeping, trustee and investment management services, as well as employee communications. Headquartered in Boston, with 80 branches nationwide, Fidelity is one of the largest and best known investment management organizations in the country. The firm currently manages over 1+ million for more than 41 million individual and institutional accounts. As a leader in the mutual fund industry, Fidelity has developed both investment products and services that are now standard for the industry.

If you are a regular full-time or regular part-time employee, you are automatically enrolled in TAXCAP on your date of hire unless you decline participation in writing. If you decline participation, you may join TAXCAP in any subsequent pay period.

If you are automatically enrolled in TAXCAP when you are hired, your contribution rate is 3 percent of your pay. You may increase or decrease your contribution rate in any pay period. If you do not specify an investment election, your contributions will be invested in the Institutional Money Market Fund.

Under TAXCAP, you can elect to have HP contribute up to 20 percent of your pay into your TAXCAP account through payroll deductions.

You may participate in both TAXCAP and the Stock Purchase Plan. If you contribute to the Stock Purchase Plan at 5 percent or less, you may contribute up to 20 percent to TAXCAP. If you contribute to the Stock Purchase Plan at 6 percent or more, your combined TAXCAP and Stock Purchase Plan contributions cannot exceed 10 percent.

HP makes a matching contribution of $1 for every $1 you contribute of the first 1 percent, 2 percent or 3 percent of your pay. HP makes a matching contribution of $.50 for every $1 you contribute on the next 2 percent of your pay. Contributions above 5 percent of your pay are not matched by HP.

TAXCAP accounts are invested in seventeen options:
seven mutual funds from the Fidelity family of funds, one Fidelity institutional fund, seven mutual funds outside the Fidelity family of funds, plus the HP Stock Fund and Transitional Agilent Technologies Stock Fund. You may choose to invest in any of these options except the Transitional Agilent Technologies Stock Fund. These options reflect risk versus investment return opportunities ranging from conservative to aggressive.

Saving in TAXCAP reduces your current income taxes. This is because contributions to your TAXCAP account are made before federal and most state income taxes are calculated. In addition, you do not pay any taxes on amounts in your account as long as they remain in TAXCAP.

TAXCAP is offered to help you meet your long-range retirement goals. Your full account value can be paid when you leave HP or die. Because of the tax advantages the Plan offers you, the government limits withdrawals of your account before these events. While you are an active employee, you can make in-service withdrawals either after you reach age 59 1/2 or for reasons of hardship. You can also borrow money from your account while you are an active employee.

The following pages describe the main provisions of TAXCAP. The ERISA AND OTHER INFORMATION section of this book contains administrative details and other information about the Plan.

The following special terms used to describe the provisions of the Plan are more fully defined in the GLOSSARY:

   -   Fiscal Quarter
   -   Fiscal Year
   -   Pay
   -   Pension Benefit Guaranty Corporation (PBGC)
   -   TAXCAP
   -   Valuation Date
   -   Vested
   -   Years of Service


--------------------------------------------------------------------------------
                                     TAXCAP                                  17

TAXCAP: A PARTICIPANT-DIRECTED INVESTMENT PLAN

TAXCAP requires that you decide how the assets in your account are invested. TAXCAP is intended to be a "404(c) plan" which means that it is described in
Section 404(c) of ERISA and Section 2550.404(c)-1 of Title 29 of the Code of Federal Regulations. Plan fiduciaries of a 404(c) plan like TAXCAP are not liable for losses that are the direct and necessary result of your investment instructions. The following information is given to you so that TAXCAP will comply with Section 404(c) and applicable regulations under ERISA.

------------------------------------------------------------------------------------------------------------------------------------
REQUIRED INFORMATION          DESCRIPTION OF INFORMATION OR SOURCE
------------------------------------------------------------------------------------------------------------------------------------
Investment Alternatives       See page 176 of this HP Benefits Summary. Also see the TAXCAP Quarterly Participant Statement
                              supplement mailed to your home every three months. Also see mutual fund prospectuses mailed to your home upon request from Fidelity's TAXCAP Line at (800) 457-4015 and when you first invest in a mutual fund.
------------------------------------------------------------------------------------------------------------------------------------
Investment Managers           Fidelity Management and Research Company serves as an advisor to the Fidelity mutual funds offered under TAXCAP (except the HP Stock Fund and the Transitional Agilent Technologies Stock Fund).
                              Templeton Worldwide Incorporated serves as advisor to the Templeton Foreign Fund A. Pacific
                              Investment Management Company serves as advisor to the PIMCO Total Return Fund (Institutional
                              Shares). Domini Social Investments, LLC and Mellon Equity Associates serve as advisor and manager, respectively, of the Domini Social Equity Fund.  Harbor Capital Advisors, Inc., and Jennison
                              Associates Capital Corporation serve as advisor and sub-advisor, respectively, of the Harbor Capital
                              Appreciation Fund. Institutional Capital Corporation serves as advisor to the ICAP Equity Portfolio.
                              Janus serves as advisor to the Janus Aspen Series Worldwide Growth Portfolio. Miller Anderson and
                              Sherrerd, LLP serves as advisor to the MAS Mid Cap Growth Portfolio.
------------------------------------------------------------------------------------------------------------------------------------
Investment Instructions By    See page 174 WHEN YOU MAY JOIN THE PLAN and page 174 FUND INFORMATION of this HP Benefits Summary.
Participant
------------------------------------------------------------------------------------------------------------------------------------
Transaction Fees in           There are no transaction fees imposed on the purchase, sale or exchange of the investment
Connection With Purchase or   alternatives in TAXCAP except for the Fidelity Low-Priced Stock Fund and the Spartan Extended Market
Sale of Investment            Index, both of which carry a .75% / u% short-term trading fee if shares are held less than 90 days.
Alternatives                  See the mutual fund prospectuses for the operating expenses imposed within each mutual fund.
------------------------------------------------------------------------------------------------------------------------------------
Funds Prospectus on           After the initial investment in a TAXCAP investment alternative (other than the HP Stock Fund and
Initial Investment            Transitional Agilent Technologies Stock Fund), Fidelity will mail a copy of the most recent fund prospectus to the participant.
------------------------------------------------------------------------------------------------------------------------------------
Investment Alternative        Fidelity Management Trust Company, the TAXCAP Trustee, will mail the notice of meetings and all
Voting Rights                 proxy solicitation materials relating to voting, tender or similar rights to each participant invested in a TAXCAP investment alternative (other than the HP Stock Fund and the Transitional
                              Agilent Technologies Stock Fund) to the extent voting rights in the mutual fund are available to fund investors. The procedures for voting HP and Transitional Agilent Technologies Stock are described in the trust agreements underling each of their 401(k) plans and are available upon request from HP or Agilent.
------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                     TAXCAP                                  18

------------------------------------------------------------------------------------------------------------------------------------
HP/Agilent Stock              Information regarding the purchase, holding and sale of HP stock and Transitional Agilent
Fund-Purchase, Holding,       Technologies stock and the exercise of voting, tender and similar rights with respect to HP stock
Sale and Voting of            and Transitional Agilent Technologies stock by participants is maintained under procedures intended
HP/Agilent Stock (See page    to safeguard confidentiality. The purchase, holding and sale of HP stock and Transitional Agilent
173 for description of HP     Technologies stock is governed by the procedures described in this HP Benefits Summary at page 171
Stock Fund and                WHEN YOU MAY JOIN THE PLAN and at page 174 FUND INFORMATION. Voting, tender and similar rights with
Transitional Agilent          respect to HP stock and Transitional Agilent Technologies stock are passed through to participants
Technologies Stock Fund.)     and these rights are exercised confidentially as with any HP and Agilent Technologies shareholder.
                              The procedures for voting HP and Transitional Agilent Technologies stock are described in the trust agreements underling each of their 401(k) plans and are available upon request from HP or Agilent.
                              These procedures are monitored and carried out by:
                              1.   Fidelity Management Trust Company, as a plan fiduciary and TAXCAP trustee
                                   82 Devonshire Street
                                   Boston, Massachusetts 02109
                                   Telephone: (617) 570-7000
                              2.   Harris Trust and Savings Bank, as HP's and Agilent Technologies' stock transfer agent and agent of the TAXCAP Trustee
                                   111 West Monroe Street
                                   Chicago, Illinois 60604 Telephone: (312) 461-5545
------------------------------------------------------------------------------------------------------------------------------------
















--------------------------------------------------------------------------------
                                     TAXCAP                                  19

------------------------------------------------------------------------------------------------------------------------------------
REQUIRED INFORMATION                               DESCRIPTION OF INFORMATION OR SOURCE
------------------------------------------------------------------------------------------------------------------------------------
General and Participant-Specific Investment        General and participant-specific investment information is provided by Fidelity
Information                                        Investments, 82 Devonshire Street, Boston, Massachusetts, 02109. The following information sources can be requested from Fidelity by phone at the TAXCAP Line at (800) 457-4015. The TAXCAP Quarterly Participant Statement and Statement
                                                   Supplement are mailed to each participant every three months.


                                                                                  INFORMATION SOURCES

                                                        Mutual Fund         Mutual Fund       TAXCAP Quarterly    Fidelity TAXCAP
                                                         Prospectus           Annual/           Participant       Automated Phone
                                                                         Semiannual Report     Statement and          Service
                                                                                                 Statement
                                                                                                 Supplement
------------------------------------------------------------------------------------------------------------------------------------
A.   Annual Operating Expenses of Available                  X
     Investment Alternatives

------------------------------------------------------------------------------------------------------------------------------------
B.   Copies of Prospectuses                                  X


------------------------------------------------------------------------------------------------------------------------------------
C.   Copies of Financial Statements and Reports of                               X
     Available Investment Alternatives
------------------------------------------------------------------------------------------------------------------------------------
D.   List of Assets in the Portfolio of Available                                X
     Investment Alternatives

------------------------------------------------------------------------------------------------------------------------------------
E.   Value of Shares/Units in Available Investment           X                   X                   X                   X
     Alternatives

------------------------------------------------------------------------------------------------------------------------------------
F.   Past and Current Investment Performance of              X                                       X                   X
     Available Investment Alternatives

------------------------------------------------------------------------------------------------------------------------------------
G.   Value of Shares/Units in Designated                                                             X                   X
     Investment Alternatives in Participant's
     Account

------------------------------------------------------------------------------------------------------------------------------------






--------------------------------------------------------------------------------
                                     TAXCAP                                  20

WHO CAN JOIN THE PLAN

You are eligible to join TAXCAP if you are a regular full-time or regular part-time employee on the U.S. payroll except employees in Puerto Rico. You are not eligible to join TAXCAP if you are classified in any other employment status. If you meet the eligibility requirements, enrollment is automatic when you are hired unless you decline participation in writing.

WHEN YOU MAY JOIN THE PLAN

You will be automatically enrolled in TAXCAP on your date of hire unless you decline participation in writing. If you decline participation when you are hired, you may join in any subsequent pay period.

You can enroll in TAXCAP using HP's Telephone Activated Benefits System (TABS) at number Telnet 857-TABS (8227) or Toll-free (800) 262-TABS (8227). When you call TABS, you must enter your desired contribution rate and specify the investment mix you want in whole percent increments. Investment mixes must total 100 percent. Once you have enrolled in TAXCAP using TABS, your participation will begin in the following pay period.

Of the 17 investment options in TAXCAP, nine are currently available through TABS. If you want to invest in any of the funds not listed in TABS, you must first enroll through TABS in those funds that are available through TABS, then wait until you receive the next earnings statement that reflects your enrollment. At any time after receipt of your earnings statement that reflects your enrollment in TAXCAP, you can call the Fidelity TAXCAP line at Toll-free
(800) 457-4015 to change your investment choices and how much you want to contribute to each fund.

YOUR BENEFICIARY

Once you enroll, you should also name a beneficiary to receive your TAXCAP benefits at your death. A TAXCAP BENEFICIARY FORM #0070 is available on the HR Forms Web site at URL:

http://persweb.corp.hp.com/forms/0070.pdf

If you do not designate a beneficiary and you are married when you die, your spouse will automatically be your sole beneficiary. If you wish to name someone other than your spouse as beneficiary for any part of your TAXCAP benefit, federal law requires that you obtain your spouse's written consent. The spouse's written consent must be given on the beneficiary form. This consent must be witnessed by a notary public. If your spouse does not provide consent, the full value of your account will be paid to your spouse in the event of your death, regardless of whom you have named as beneficiary. If you remarry, any previous consent is no longer valid and you must obtain your new spouse's consent. To change your beneficiary, you must complete a new beneficiary form and submit it to the Employee Services Organization (ESO).

If you do not name a beneficiary--or if your beneficiary is not living at the time of your death--payment of your TAXCAP account will be made, in the following order, to:

   -   your surviving spouse/domestic partner

   -   your surviving children--in equal portions

   -   your surviving parents--in equal portions

   -   your estate

HOW MUCH YOU MAY CONTRIBUTE

You may contribute up to 20 percent of your pay. Generally, pay is your regular wage or salary. Pay is defined more completely in the GLOSSARY at page 217.

You may participate in both TAXCAP and the Stock Purchase Plan. If you contribute to the Stock Purchase Plan at 5 percent or less, you may contribute up to 20 percent to TAXCAP. If you contribute to the Stock Purchase Plan at 6 percent or more, your TAXCAP and Stock Purchase Plan contributions cannot exceed 10 percent. These limits are shown in the following table:


--------------------------------------------------------------------------------
                                     TAXCAP                                  21

--------------------------------------------------------------------
                                    COMBINED      TOTAL TAXCAP
                                     TAXCAP        AND STOCK
                                    AND STOCK       PURCHASE
                  MAXIMUM STOCK     PURCHASE        COMPANY
     TAXCAP          PURCHASE        MAXIMUM        MATCHING
 CONTRIBUTION     CONTRIBUTION    CONTRIBUTION   CONTRIBUTION
       %                %               %              %
--------------------------------------------------------------------
      20%               5%             25%            6.5%
--------------------------------------------------------------------
      19%               5%             24%            6.5%
--------------------------------------------------------------------
      18%               5%             23%            6.5%
--------------------------------------------------------------------
      17%               5%             22%            6.5%
--------------------------------------------------------------------
      16%               5%             21%            6.5%
--------------------------------------------------------------------
      15%               5%             20%            6.5%
--------------------------------------------------------------------
      14%               5%             19%            6.5%
--------------------------------------------------------------------
      13%               5%             18%            6.5%
--------------------------------------------------------------------
      12%               5%             17%            6.5%
--------------------------------------------------------------------
      11%               5%             16%            6.5%
--------------------------------------------------------------------
      10%               5%             15%            6.5%
--------------------------------------------------------------------
       9%               5%             14%            6.5%
--------------------------------------------------------------------
       8%               5%             13%            6.5%
--------------------------------------------------------------------
       7%               5%             12%            6.5%
--------------------------------------------------------------------
       6%               5%             11%            6.5%
--------------------------------------------------------------------
       5%               5%             10%            6.5%
--------------------------------------------------------------------
       4%               6%             10%            6.5%
--------------------------------------------------------------------
       3%               7%             10%            6.5%
--------------------------------------------------------------------
       2%               8%             10%            6.0%
--------------------------------------------------------------------
       1%               9%             10%            5.5%
--------------------------------------------------------------------
       0%              10%             10%            5.0%
--------------------------------------------------------------------

As soon as your TAXCAP contribution equals the maximum amount ($10,500 in 2000) allowed by the Internal Revenue Service (IRS), you may participate in the Stock Purchase Plan at 10 percent of your pay for the rest of the calendar year. If you are participating in the Stock Purchase Plan at the time you reach the TAXCAP IRS limit, your participation in the Stock Purchase Plan will be increased automatically.

You may change your contribution rate in any pay period. You can stop your contributions at any time. However, when your contributions stop, so does the company match. Once you have stopped, you can resume your contribution as of any February 1, May 1, August 1, or November 1. Your contributions are paid into the trust and invested in your designated investment alternatives on the scheduled HP paydays.

HOW YOUR CONTRIBUTIONS CAN REDUCE YOUR CURRENT TAXES

Federal and most state income taxes are based on the portion of your pay remaining after your contributions have been taken. Therefore, participating in TAXCAP lowers your current federal taxable income and possibly lowers current state and local taxable income.

-------------------------------------------------------------------------------
FOR EXAMPLE:

Assume your annual pay is $35,000 and you elect to contribute 6 percent to TAXCAP. Your annual contribution will be $2,100. Although your actual pay is $35,000, your taxable pay will be $32,900. This is because you are contributing $2,100 to TAXCAP before taxes.
-------------------------------------------------------------------------------

As of late 1999, the state of Pennsylvania and some cities are the only tax-levying entities that consider your contributions to be part of your taxable income. Your contributions are also subject to FICA (Social Security withholding tax).

HOW MUCH HP CONTRIBUTES

HP makes matching contributions of $1 for every $1 you contribute of the first 1 percent, 2 percent or 3 percent of your pay. HP makes matching contributions of $.50 for every $1 on the next 2 percent you contribute to the Plan. Contributions above 5 percent are not matched by HP. You do not pay any income taxes on HP's contributions until you receive them from the Plan.

  -----------------------------------------------------------
   YOUR CONTRIBUTIONS            HP CONTRIBUTIONS
  -----------------------------------------------------------
   1 percent of your pay         1 percent of your pay
   2 percent                     2 percent
   3 percent                     3 percent
   4 percent                     3 1/2 percent
   5 percent or more             4 percent
  -----------------------------------------------------------


-------------------------------------------------------------------------------
                                     TAXCAP                                  22

HP's contributions are paid into the trust and are invested in your designated investment alternatives after the end of each fiscal quarter. HP's contributions will be added to your account if you:

   -    Are an employee on the last business day of the fiscal quarter.

   - Retired from HP during the fiscal quarter at age 55 or older with at least 15 years of service, as defined in the Retirement Plan.

   -    Died during the fiscal quarter.

HP may commit to make minimum contributions to TAXCAP for a calendar year in advance of the time they are otherwise due. This commitment will be allocated to both your contributions and the HP matching contributions.

HOW YOUR TAXCAP ACCOUNT
IS INVESTED

You can choose to invest the money in your TAXCAP account among sixteen of the seventeen investment alternatives described below. Investment earnings or dividends will be reinvested in the options you have chosen and included in your account balance. You can invest your account entirely in one option or you can divide it among sixteen of the seventeen options, in any whole percentage combination. Investment mixes must total 100 percent.

NOTE: You may not make any new investments in the Transitional Agilent Technologies Stock Fund.


-------------------------------------------------------------------------------

FOR EXAMPLE:

You can choose to invest 25 percent in four different
options or you can choose to invest 10 percent in ten
different options.
-------------------------------------------------------------------------------

After the end of each pay period, your contributions are invested as you choose. In the following paragraphs, the options are described.

      - INSTITUTIONAL MONEY MARKET FUND--The Institutional Money Market Fund is a unitized trust fund at the Fidelity Management Trust Company. Its assets are invested in the Fidelity Institutional Money Market Fund, which seeks as high a level of current income as is consistent with the preservation of principal and liquidity. It invests in high-quality, U.S. dollar-denominated money market instruments of U.S. and foreign issuers. While the Fund seeks to maintain a $1.00 share price, there is no assurance that it will be able to do so. An investment in the Fund is not insured or guaranteed by the U.S. government. The Fund's yield will fluctuate. Institutional Money Market Fund is a conservative, relatively low-risk investment.

      - FIDELITY INTERMEDIATE BOND FUND--The Fidelity Intermediate Bond Fund seeks a high level of current income by investing primarily in high and medium grade fixed income obligations. These fixed income obligations include corporate bonds, mortgage securities, bank obligations and U.S. government and agency securities. The Fund's dollar-weighted average portfolio maturity ranges between three and ten years. The Fund's share price, yield and return will fluctuate.

      - PIMCO TOTAL RETURN FUND (INSTITUTIONAL SHARES)--The PIMCO Total Return Fund (Institutional Shares) seeks total return consistent with the preservation of capital. The Fund invests at least 65 percent of assets in debt securities, including U.S. government securities, corporate bonds, and mortgage-related securities. It may invest up to 20 percent of assets in foreign denominated securities. While portfolio duration generally ranges three to six years, investments may include short and long maturity bonds.

      - DOMINI SOCIAL EQUITY FUND--The Domini Social Equity Fund seeks investment results that correspond to the total return performance of the Domini Social Index, which is comprised of approximately 400 companies that meet certain social criteria. The Fund invests at least 80 percent of assets in stocks in the index and includes companies of positive records in community involvement, the environment, employee relations and hiring practices. The index also includes about 150 companies not included in the S&P 500.

      - FIDELITY CONTRAFUND--The Fidelity Contrafund seeks capital appreciation by investing in common stocks and convertible securities of companies that are believed to be undervalued or out of favor with the investing public, and that may have favorable long-term outlooks because of termination of unprofitable operations; changes in management, industry, or products; or a possible merger or acquisition. The Fund may invest in foreign securities, and up to 5 percent of assets may be invested in lower-quality debt obligations. The Fund's share price and return will fluctuate.

      - FIDELITY GROWTH AND INCOME PORTFOLIO--The Fidelity Growth and Income Portfolio seeks long-term capital growth, current income and growth of income, consistent with reasonable investment risk. It invests primarily in the securities of companies with the potential for growth of earnings while paying current dividends. Consistent with the objective, the Portfolio's manager will generally sell securities of companies for which dividends fall to a level lower than the yield of the S&P 500. The Fund's share price, yield and return will fluctuate.


-------------------------------------------------------------------------------
                                     TAXCAP                                  23

      - FIDELITY MAGELLAN FUND--The Fidelity Magellan Fund seeks long-term capital appreciation by investing in the stocks of both well-known and lesser-known companies with potentially above-average growth potential and a correspondingly higher level of risk. Up to 20 percent of assets may be invested in debt securities of all types and qualities. There are no limitations placed on total foreign investments, but no more than 40 percent of assets may be invested in companies operating exclusively in one foreign country.

      - HARBOR CAPITAL APPRECIATION FUND--The Harbor Capital Appreciation Fund seeks long-term growth of capital by investing in equity securities of established companies with above-average potential for growth. The Fund invests at least 65 percent of its assets in companies of market capitalization of at least $1 billion. The Fund may invest up to 20 percent of its assets in foreign securities.

      - ICAP EQUITY PORTFOLIO--The ICAP Equity Portfolio seeks total return of moderate risk and invests in domestic equities of market capitalization of at least $500 million. The Portfolio attempts to achieve a total return greater than the S&P 500 Index with an equal or lesser degree of risk. Investments are made based on corporate models which search for issuers possessing best relative value based on P/E projections and earnings momentum.

      - SPARTAN-REGISTERED TRADEMARK- U.S. EQUITY INDEX FUND--The
        Spartan-Registered Trademark- U.S. Equity Index Fund seeks investment results that correspond to the total return performance of the S&P 500 Index, which is comprised of common stocks. Dividend amounts will vary. The Fund's share price and return will fluctuate.

      - JANUS ASPEN SERIES WORLDWIDE GROWTH PORTFOLIO--The Janus Aspen Series Worldwide Growth Portfolio seeks long-term growth of capital consistent with preservation of capital. The Portfolio invests primarily in foreign and domestic companies, and investments are usually spread across at least five countries and may use derivatives for hedging purposes as a means of enhancing returns.

      - FIDELITY LOW-PRICED STOCK FUND--The Fidelity Low-Priced Stock Fund seeks capital appreciation by investing at least 65 percent of assets in equity securities that are priced at $35 per share or less. The issuing companies often have market capitalizations of less than $100 million. The low-priced stocks purchased are considered to be undervalued and out of favor with other investors yet offer the possibility of significant growth. The Fund reserves the right to invest, without limitation, in preferred stocks and investment-grade debt for temporary defensive purposes. A short-term trading fee of 1.5 percent of the value of the shares sold is charged if the shareholders sell shares held less than 90 days.

      - SPARTAN EXTENDED MARKET INDEX FUND--The Spartan Extended Market Index Fund seeks investment results that correspond to the total return of stocks of mid- to small-capitalization United States companies. At least 80% of the fund's assets are invested in common stocks included in the Wilshire 4500 Index. The Wilshire 4500 Index includes the companies represented in the Wilshire 5000 Index less those in the S&P 500 Index. The Wilshire 5000 Index represents all U.S. headquartered companies that are publicly traded, and now includes 7,000 stocks. As a result, the fund offers exposure to approximately 6,500 small- and mid-sized companies. A short-term trading fee of 1.5 percent of the value of the shares sold is charged if the shareholders sell shares held less than 90 days.

      - MAS MID CAP GROWTH PORTFOLIO--The MAS Mid Cap Growth Portfolio invests primarily in common stocks of small to mid-sized companies with market capitalizations between $500 million and $3 billion that are growing rapidly and that are expected to continue to grow. TAXCAP offers this fund's "institutional class" shares which have no sales load. Because of the small to mid-sized growth oriented nature of the companies that the fund invests in, the fund's market price will undoubtedly experience more volatility than the market in general.

      - TEMPLETON FOREIGN FUND A--The Templeton Foreign Fund A seeks long-term capital growth by investing primarily in stocks of companies outside the United States. International investments can present the potential for expanded investment opportunities over domestic funds, significant growth potential, as well as an opportunity through diversification to reduce overall equity portfolio risk. Foreign investing can also involve special considerations, including currency fluctuations and political uncertainty. Share price and return will fluctuate.

      - HEWLETT-PACKARD STOCK FUND--The Hewlett-Packard Stock Fund enables you to become a stockholder in the Company and to participate in HP's growth by investing almost exclusively in Hewlett-Packard Common Stock. Like a mutual fund, this option holds a small percentage of high-quality money market instruments providing the option with same day exchangeability without the three-day-settlement period normally associated with purchases and sales of common stocks. Unlike a

-------------------------------------------------------------------------------
                                     TAXCAP                                  24
        mutual fund, this option is neither a managed nor diversified portfolio and is subject to both the normal external factors affecting the general level of stock prices and to specific factors affecting HP. As a TAXCAP participant investing in the Hewlett-Packard Stock Fund, you have the right to vote the full shares of stock represented by your TAXCAP account. Each year before the annual meeting, information will be mailed to you that will enable you to exercise your voting right.

      - TRANSITIONAL AGILENT TECHNOLOGIES STOCK FUND--The Transitional Agilent Technologies Stock Fund established you as a stockholder in Agilent Technologies (if you were invested in the Hewlett-Packard Stock Fund at the time Agilent Technologies, Inc. legally separated from Hewlett-Packard Company) by investing almost exclusively in Agilent Technologies Common Stock. Like a mutual fund, this option holds a small percentage of high-quality money market instruments providing the option with same day exchangeability without the three-day-settlement period normally associated with purchases and sales of common stocks. Unlike a mutual fund, this option is neither a managed nor diversified portfolio and is subject to both the normal external factors affecting the general level of stock prices and to specific factors affecting Agilent Technologies. As a TAXCAP participant investing in the Transitional Agilent Technologies Stock Fund, you have the right to vote the full shares of stock represented by your TAXCAP account. Each year before the annual meeting, information will be mailed to you that will enable you to exercise your voting right. NOTE: THE COMPANY WILL TERMINATE THIS INVESTMENT OPTION AT SOME FUTURE DATE.

If you do not specify how your account is to be invested, the entire amount will automatically be invested in the Institutional Money Market Fund which is the most conservative investment.

Once you are enrolled in TAXCAP, you may change your investment mixes for future contributions in 1 percent increments as often as you feel necessary by logging on to NetBenefits or calling Fidelity at their Toll-free number (800) 457-4015. You may also exchange your current account balance as often as you feel necessary by calling Fidelity at this number.

NOTE: YOU ARE NOT ABLE TO INVEST YOUR FUTURE TAXCAP CONTRIBUTIONS NOR ARE YOU ABLE TO MOVE YOUR CURRENT ACCOUNT BALANCES INTO THE AGILENT TECHNOLOGIES STOCK FUND.

FUND INFORMATION

To obtain your current account balances or performance and investment information about the funds offered in TAXCAP, log on to NetBenefits or call the Fidelity Toll-free automated phone line at (800) 457-4015, 24 hours a day, seven days a week. To access your account, you must have your Social Security number, and your Personal Identification Number (PIN) with Fidelity. To establish a Fidelity PIN, you will need to pass the security check by providing your Social Security number, your date of birth, and your employee number (eight digits--you must enter leading zeros). The fund codes are:

Institutional Money Market Fund                          1400
Fidelity Intermediate Bond Fund                          0032
PIMCO Total Return Fund (Institutional Shares)           9622
Domini Social Equity Fund                                3967
Fidelity Contrafund                                      0022
Fidelity Growth & Income Portfolio                       0027
Fidelity Magellan Fund                                   0021
Harbor Capital Appreciation Fund                         2171
ICAP Equity Portfolio                                    3603
Spartan-Registered Trademark- U.S. Equity Index Fund     0650
Janus Aspen Series Worldwide Growth Portfolio            2170
Fidelity Low-Priced Stock Fund                           0316
Spartan Extended Market Index Fund                       0398
MAS Mid Cap Growth Portfolio                             3586
Templeton Foreign Fund A                                 9500
HP Stock Fund                                            8655
Transitional Agilent Technologies Stock Fund             6477

To exchange existing assets from one investment option to another or to redirect your future contributions to a different investment option with the help of a Fidelity representative, you can log on to NetBenefits or call the same Toll-free number, (800) 457-4015. A Fidelity representative is on duty Monday through Friday from 8:30 a.m. to 12:00 midnight, Eastern time. FIDELITY REPRESENTATIVES CAN ONLY GIVE INFORMATION ABOUT THE FUNDS AND LIMITED PLAN INFORMATION. THEY CANNOT PROVIDE FINANCIAL ADVICE.


-------------------------------------------------------------------------------
                                     TAXCAP                                  25

If you have a hearing impairment, you can log on to NetBenefits or call Fidelity Toll-free at (800) 835-5089 (if you have a TDD) to conduct account transactions or to get specific information about your TAXCAP account. A Fidelity representative will be available to answer your questions any business day from 8:30 a.m. to 12:00 midnight, Eastern time.

QUARTERLY PARTICIPANT STATEMENTS

Approximately four weeks after the end of each fiscal quarter you will receive a statement from Fidelity summarizing all of your account activity since the last statement and the total value of your account.

The information provided includes:

   - the beginning balance, which is the closing balance from the previous statement

   -    investment performance (gains or losses)

   -    investment elections (mixes)

   -    personal portfolio rate of return

   -    any fund exchange activities that you authorized for the quarter

   -    your contributions for the quarter

   -    loan information

   -    HP's matching contributions for the quarter

   -    your ending balance

If you notice any discrepancies in your account, you have 90 days from receipt of the statement to notify TAXCAP administration.

HOW YOU VEST IN YOUR ACCOUNT

You are 100 percent vested in the value of all funds contributed to your account from the moment they are placed in your account. This includes your contributions, HP's matching contributions, rollover contributions, and gains or losses. The trustee holds the assets for your exclusive benefit and they cannot be used for any other purpose.

Being immediately 100 percent vested does not mean you have immediate access to the funds. Rather, it means that 100 percent of your account can be distributed if you leave HP or die.

WHEN PAYOUTS ARE MADE

The primary purpose of TAXCAP is to help you meet your retirement goals. Therefore, your account value is only payable when you leave HP or die.
EXCEPTIONS: While you are still an HP employee, you can request an in-service hardship withdrawal, or after you reach age 59 1/2, you can withdraw all or part of your account.

WHEN YOUR HP CAREER ENDS

The full value of your TAXCAP account is payable when you leave HP or die. The distribution options you have are:

   -    lump sum amount in cash payable to you

   - HP or Agilent stock and cash (only available for that portion of your account invested in the HP Stock Fund or Transitional Agilent Technologies Stock Fund) payable to you

   - a direct rollover from TAXCAP to a Fidelity Investments Individual Retirement Account (IRA)

   - a direct rollover from TAXCAP to any other Individual Retirement Arrangement or another employer's Qualified Retirement Plan

At the time of termination, the ESO will mail you information on how to complete the TAXCAP distribution process, including a federally required TAX NOTICE.

Upon notice from the ESO of your termination, Fidelity will send to your home address a termination kit describing your distribution options.

You will then be able to request your distribution by calling Fidelity Investments at Toll-free (800) 457-4015 on business days between 8:30 a.m. and 12:00 midnight, Eastern time, to speak with a Fidelity telephone representative. No distribution forms are needed.

Any benefit paid from TAXCAP will be based on the closing price of the New York Stock Exchange on the business day you call Fidelity for your distribution (if you call before 4:00 p.m. Eastern time). If you call after 4:00 p.m. Eastern time, your distribution will be valued as of the close of the market on the following business day.

Exceptions:

   - If you are an employee who had money transferred from the Avantek, AOT, EEsof, or CMS 401(k) plans to TAXCAP with the acquisition, you will be required to submit TAXCAP distribution forms including spousal consent. These forms will be provided to you by the ESO in the packet that is sent to your home at the time of your termination. The completed forms should be sent to TAXCAP Administration for processing.


-------------------------------------------------------------------------------
                                     TAXCAP                                  26

   - If you are a beneficiary of a deceased HP employee, distribution forms will be provided to you by the ESO. Completed forms should be returned to the ESO who will forward them to TAXCAP Administration for processing.

If you elect a direct rollover form of payment, no federal or state income tax withholding will apply to the amount directly rolled over. If you elect to have a portion of your TAXCAP account paid directly to you, that portion of the distribution plus any loan balance outstanding in your account will be subject to mandatory 20 percent federal income tax withholding and, where applicable, elective state income tax withholding. You can avoid the mandatory federal income tax withholding by electing to roll over 100 percent of your distribution through the direct rollover options.

If you elect to be paid in HP stock or Transitional Agilent Technologies stock for your investments in the HP Stock Fund or Transitional Agilent Technologies Stock Fund, you will receive a stock certificate for the equivalent number of whole shares. The remainder of your TAXCAP account after the stock shares are issued will be paid in cash. This distribution is subject to the mandatory 20 percent federal income tax withholding. However, income tax will be withheld only to the extent of your cash distribution.

If your account is less than $5,000, and you do not request a distribution, your account will be paid out as a lump sum cash distribution. Once a quarter, accounts of all terminated employees are reviewed. If your account balance is less than $5,000, a letter will be sent to your home address as it appears on the Fidelity system informing you that your account will be distributed as a cash distribution unless you make an alternate election within 60 days. If no election is made, and your account remains less than $5,000 after the 60 days, your account will be distributed in cash. If after the 60 days, your account balance exceeds $5,000, no automatic distribution will occur.

If you do not request a distribution before you reach age 65, Fidelity will automatically distribute your account balance to you in cash at age 65 unless you make an alternate election at that time.

If you have a loan outstanding at termination see LOAN OUTSTANDING AT TERMINATION on page 183.

WHILE YOU ARE AN HP EMPLOYEE-AGE 59 1/2 AND HARDSHIP WITHDRAWALS

Withdrawals from TAXCAP are available after age 59 1/2. After you reach age
59 1/2, you may withdraw all or part of your account. The minimum amount you can withdraw is $1,000, or if there is less in the account, the entire value of the account. The withdrawal will be subject to mandatory 20 percent federal income tax withholding unless it is directly rolled over. The withdrawal will not be subject to the 10 percent early withdrawal tax penalty.

Hardship withdrawals are available to participants who meet certain stringent Internal Revenue Service (IRS) requirements. The maximum withdrawal amount available is specified by IRS Regulations. The following financial needs qualify a participant for a TAXCAP hardship withdrawal:

   -    Unreimbursed medical expenses for you, your spouse or dependents.

   -    Purchase or construction of your principal residence.

   - Payment of tuition and related educational fees for the next 12 months of post-secondary education for you, your spouse, your children, or dependents.

   - Prevention of eviction from or foreclosure on the mortgage on your principal residence.

   -    Funeral expenses of a family member.

As a further requirement for applying for a hardship withdrawal, you must exhaust all other financial resources available to you. One of these resources is loans available through TAXCAP. You must have two TAXCAP loans outstanding prior to applying for a hardship withdrawal. If you are not eligible to apply for a loan, then you may apply for a hardship withdrawal directly.

As a condition of receiving your hardship withdrawal, the IRS requires that you will be unable to contribute to TAXCAP or the Stock Purchase Plan until the beginning of the quarter following one year from the date of your hardship withdrawal. The combined amount of your contributions into TAXCAP for the year you request a hardship withdrawal and the next calendar year will be limited to the next year's maximum employee pre-tax contribution limit as set by the IRS ($10,500 for calendar year 2000).


-------------------------------------------------------------------------------
                                     TAXCAP                                 27

The minimum withdrawal amount is the lesser of $1,000 or all that is available. All hardship withdrawals are subject to mandatory 20 percent federal income tax withholding. Hardship withdrawals may be subject to a 10 percent early withdrawal tax penalty. There are exceptions to the 10 percent tax penalty so you should consult your accountant or tax advisor. Unless you direct how you want your account sold, withdrawals are funded through the sale of your TAXCAP investments beginning with the most conservative and progressing to the most aggressive investment fund.

To request a withdrawal, call Fidelity Toll-free at (800) 457-4015 for your maximum available withdrawal amount and an application. Fill out the required information and mail the application to Hewlett-Packard Company, TAXCAP Administration, 3000 Hanover Street, Palo Alto, California, 94304, MS 20BAX.

In-service withdrawal requests are processed each business day by Fidelity, and checks are issued from Fidelity within seven business days after the application is received

Special rules apply for in-service withdrawals for certain acquisition employees, (see page 183 for details).

HOW YOU CAN BORROW FROM
YOUR ACCOUNT

While you are an active employee, regular full-time or regular part-time, you can borrow from your TAXCAP account. You cannot borrow from your account if you are on a medical, military, personal, or Family and Medical Leave Act leave of absence, or receiving benefits under the Income Protection Plan. Upon returning from a leave of absence, once the employee database systems have been updated, you will be eligible for a loan.

The maximum loan amount available is 50 percent of the account balance (including outstanding loan amounts) on the date of valuation less any loan balance outstanding. The total of all loans is limited to $50,000 minus the highest loan balance outstanding during the prior 12-month period. Loans are subject to a $1,000 minimum. No more than two loans can be outstanding at any time.

This chart shows the maximum outstanding loan amount you may have at any one time.

--------------------------------------------------------------
     IF YOUR TAXCAP ACCOUNT        THE MAXIMUM/OUTSTANDING
         BALANCE IS...                LOAN AMOUNT IS...
--------------------------------------------------------------
       $2,000 - $100,000                50 percent of
                                       account balance
--------------------------------------------------------------
           $100,000+                       $50,000
--------------------------------------------------------------

To initiate a loan, call Fidelity at Toll-free (800) 457-4015. Once you have provided the proper security information, the Fidelity representative will guide you through the steps of the loan process and inform you of any restrictions that may apply (maximum allowable loan amount, etc.).

Your eligibility for a loan is based on your account value as of the date you call Fidelity to request a loan.

Once the details of the loan transaction have been agreed to and confirmed by phone, the Fidelity representative will generate a TAXCAP Loan Agreement and Promissory Note that will be mailed to your home address on file at Fidelity. Upon receipt of the TAXCAP Loan Agreement and Promissory Note, you must review the information to make sure everything is correct. The loan amount will be liquidated from your account on the same day that you call (if the call is received at Fidelity before 4:00 p.m. Eastern time). Your loan check will automatically be generated from Fidelity and mailed to your home address on file at Fidelity on the second business day after the original call from you to initiate the loan. There is endorsement disclosure information on the back of the loan check that states by endorsing the loan check, you have entered a legally binding contract with TAXCAP, and that you have agreed to all the terms and conditions under the loan provisions in the Hewlett-Packard Company Tax Saving Capital Accumulation Plan. If the terms in the TAXCAP Loan Agreement and Promissory Note are not correct, do not sign, cash or deposit your loan check. Call a Fidelity plan representative immediately at Toll-free (800) 457-4015.

Special rules apply for loans for certain acquisition employees (see page 183 for details).

HOW YOUR LOAN IS FUNDED

Unless you direct how you want your account sold, your loan will be funded through the sale of your TAXCAP investments in the following order:

         Institutional Money Market Fund
         Fidelity Intermediate Bond Fund
         PIMCO Total Return Fund (Institutional Shares)
         Domini Social Equity Fund
         Fidelity Contrafund
         Fidelity Growth & Income Portfolio
         Fidelity Magellan Fund
         Harbor Capital Appreciation Fund
         ICAP Equity Portfolio
         Spartan-Registered Trademark- U.S. Equity Index Fund
         Janus Aspen Series Worldwide Growth Portfolio
         Fidelity Low-Priced Stock Fund
         MAS Mid Cap Growth Portfolio
         Spartan Extended Market Index Fund
         Templeton Foreign Fund A
         Hewlett-Packard Stock Fund


-------------------------------------------------------------------------------
                                     TAXCAP                                 28

         Transitional Agilent Technologies Stock Fund

-------------------------------------------------------------------------------
FOR EXAMPLE:

You have a total of $30,000 in TAXCAP investments. You have $10,000 in the Institutional Money Market Fund, $10,000 in the Intermediate Bond Fund and $10,000 in the Magellan Fund. If you want to take a $15,000 loan, $10,000 will come from your Institutional Money Market Fund and the remaining $5,000 will come from your Intermediate Bond Fund, unless you direct Fidelity to sell your account in a different order.
-------------------------------------------------------------------------------

HOW YOU REPAY YOUR LOAN

You repay your loan through automatic, irrevocable payroll deductions. You can choose to repay the loan over one, two, three, or four years. TAXCAP loan interest rates are determined by the prime rate on the last business day of the month preceding the loan request plus 1/2 percent. The loan interest rate may change monthly. TAXCAP loans are amortized on a semi-monthly basis. Amounts repaid are reinvested semi-monthly based on your investment elections (mixes) in effect at the time of reinvestment.

Payroll deductions for your loan will begin approximately two weeks after receipt of the loan distribution check. Repayments, including interest paid, will be taken out of your paycheck each payday. Payroll deductions CANNOT be discontinued until the loan is fully repaid.

LOAN PREPAYMENT

If you wish, you may prepay the full amount of the outstanding principal and accrued interest without penalty. You cannot make partial prepayments except in the case of certain leaves of absence.

To initiate a prepayment, you can call Fidelity at Toll-free
(800) 457-4015. Once you have provided the proper security information, the Fidelity representative will guide you through the steps of the prepayment process. The Fidelity representative will provide you with the prepayment amount and the terms of the prepayment transaction.

Once you have agreed to the terms of the prepayment, send a money order, cashier's check or HP Credit Union teller check-payable to "Fidelity Investments Institutional Operations Company" to:

         Fidelity Investments
         Client Service Operations
         P.O. Box 9029
         Boston, MA 02205-9029

The prepayment will be invested according to your investment elections (mixes) on file at the time of repayment to the TAXCAP trust fund. The next statement that you receive will reflect that your loan is paid in full.

If you are transferring to a foreign entity or to HP's Flex Force as an Internal Temporary Worker, you must prepay your loan in full prior to transfer.

LOAN REPAYMENT WHILE ON LEAVE OF ABSENCE

If you have a TAXCAP loan outstanding and you are receiving a disability benefit (medical leave only) your loan repayment will be taken from your disability benefit and any FTO pay you receive from HP.

If you have a TAXCAP loan outstanding and you are on an unpaid leave of absence, your loan repayment will be suspended. When you return from the leave of absence, your loan payroll deductions will resume. The Internal Revenue Code and Internal Revenue Service (IRS) regulations do not permit a TAXCAP loan to be extended beyond the 60th month from the date the loan was taken. If the 60th month is reached while you are on a:

   -    medical leave of absence (also during the Family and Medical Leave Act
        (FMLA) entitlement period for one's own illness), your outstanding loan amount and accrued interest will be considered a taxable distribution to you in that year. You will be taxed on the outstanding loan amount and the accrued interest owed on the loan as ordinary income.

   - personal leave of absence (also during the FMLA entitlement period for reasons other than one's own illness) or military leave, your outstanding loan amount will be considered a taxable distribution to you in that year. You will be taxed on the outstanding loan amount and the accrued interest owed on the loan as ordinary income. YOU WILL ALSO HAVE TO PAY A 10 PERCENT PENALTY.

YOU CAN PREPAY THE LOAN IN FULL PRIOR TO THE 60TH MONTH AND AVOID TAXATION IN THAT YEAR.

If you desire to make your loan payments during a personal leave of absence, the loan repayment procedure is as follows. You can initiate the process by calling TAXCAP Administration. They will determine the amount and timing of the repayment. You will be requested to forward your money order, cashier's check or HP Credit Union teller check made payable to Fidelity Investments. You will be given instructions on the rest of the process during the call. If applicable, you will resume payroll deductions upon returning to work. Repayments will be invested according o your investment election (mixes) on file at the time of repayment to the TAXCAP trust fund.

LOAN OUTSTANDING AT TERMINATION


-------------------------------------------------------------------------------
                                     TAXCAP                                 29

OF EMPLOYMENT

If you leave HP while a loan is outstanding, the amount you owe will be subtracted from the payout of your TAXCAP account. For income tax purposes, HP will report the amount you owe on your loan as part of the total payout you received from the Plan. Therefore, the entire amount distributed from the Plan-including the outstanding loan amount and interest due-is taxable income and subject to 20 percent mandatory federal income tax withholding unless the part of your account actually distributed from TAXCAP is subject to a direct rollover. You can defer taxation on your loan amount by rolling over this amount to an Individual Retirement Arrangement (IRA) or a qualified plan within 60 days of the distribution. Once a quarter, accounts of terminated employees are reviewed. Terminated participants who have a TAXCAP loan outstanding will be sent a letter to their address on file at Fidelity to notify them that the outstanding loan balance will be defaulted to a taxable distribution unless the loan is repaid in full within 60 days.

SPECIAL RULES FOR ACQUISITION EMPLOYEES

If you were formerly employed by Avantek, AOT, EEsof, or Colorado Memory Systems
(CMS) and had money transferred from the Avantek, AOT, EEsof or CMS plan to TAXCAP, there are special TAXCAP rules described in this section that apply to you. In addition to cash or HP stock distributions upon termination of employment, you may also receive your distribution in installments or various annuity forms of benefit-single life, joint and survivor or term certain annuities. Former Avantek, EEsof, Convex and CMS plan participants may also elect an in-service withdrawal of any money formerly attributed to a ROLLOVER ACCOUNT in the Avantek, EEsof, Convex and CMS plans.

Upon termination of employment, you will need spousal consent to receive your distribution in any form other than a joint and survivor annuity. You will also need spousal consent to receive in-service withdrawals (at age 59 1/2, for hardship, or for an Avantek rollover account) as well as for loans.

Loan requests for acquisition employees will be processed through TAXCAP Administration on a daily basis. Acquisition employees can call Fidelity at Toll-Free (800) 457-4015 to request a loan application. Fidelity will mail the application to the home address on file. You will need to check the appropriate marital status on the application, sign the application, and, if you are married, have your spouse sign the consent for the withdrawal and have the spousal consent form witnessed by a notary public. The completed forms need to be mailed to TAXCAP Administration at Corporate Offices for processing. TAXCAP Administration will review the application for accuracy and release the loan for processing by Fidelity. Fidelity will issue the loan check on the next business day after the loan application has been approved and released by TAXCAP Administration.

The rules regarding beneficiary designations described at page 170 will apply to you. In addition, if you name someone other than your spouse as beneficiary before the plan year in which you turn age 35, you must complete a new beneficiary form in the plan year you turn age 35 or your spouse will automatically become your beneficiary.

Special claim forms for former Avantek, AOT, EEsof, and CMS plan participants have been prepared and will be provided to you as needed. These forms will reflect the special rules described in this section.


-------------------------------------------------------------------------------
                                     TAXCAP                                 30

HOW TO MAKE CHANGES OR RECEIVE YOUR MONEY

This chart provides a brief summary of how to change the way you are participating in TAXCAP and to receive money from your account. You can also visit the TAXCAP Web site at: http://web.401k.retirement.hp.com/

------------------------------------------------------------------------------------------------------------------------------------
               IF YOU WANT TO...                                                     YOU NEED TO...
------------------------------------------------------------------------------------------------------------------------------------
Enroll in the Plan if you declined              Log on to the Web-based Form by going to the HR Forms Web site at URL:
participation when you were hired.              http://persweb.corp.hp.com/form/index.htm, click on "Stock/TAXCAP change/enrollment form (Web-based form), or call TABS at Telnet 857-TABS (8227) or
                                                Toll-free (800) 262-TABS (8227). You must enter your desired TAXCAP contribution rate and specify the investment mix you want in whole percent increments.
                                                Investment mixes must total 100 percent. Once you have enrolled in TAXCAP, whichever tool you use will tell you when you are eligible to begin contributions.
                                                Upon enrollment, it is your responsibility to complete a Beneficiary Designation
                                                Form for TAXCAP and return it to the ESO.
------------------------------------------------------------------------------------------------------------------------------------
Change your contribution rate.                  Log on to the Stock/TAXCAP change/enrollment Web-based Form or call TABS and make the desired TAXCAP contribution rate changes. Both the Web-based Forms and TABS will tell you when your changes will be effective.
------------------------------------------------------------------------------------------------------------------------------------
Stop making contributions into TAXCAP (that     Log on to the Stock/TAXCAP change/enrollment Web-based Form, or call TABS or and
is, change the percentage to zero).             change your TAXCAP contribution to 0 percent. Your contribution will stop as of the first possible pay period after you submit the change. Both the Web-based Form and TABS will tell you when your changes will be effective.
------------------------------------------------------------------------------------------------------------------------------------
Resume making contributions to TAXCAP           Log on to the Stock/TAXCAP change/enrollment Web-based Form, or call TABS to
(re-enroll) after you have stopped.             re-enroll. Both the Web-based Forms and TABS will tell you when you are eligible to begin contributions again.
------------------------------------------------------------------------------------------------------------------------------------
Resume making contributions after a period of   Take no action. Your contributions will resume automatically at the previous
suspension due to a formal leave of absence.    percentage when you return. If you wish to change your percentage or cease contributions entirely, log on to the Web-based Form or call TABS upon your return. Both the Web-based Form and TABS will tell you when your contribution amount will be changed or stopped.
------------------------------------------------------------------------------------------------------------------------------------
Change your beneficiaries.                      Complete a new beneficiary form. If you are married and your spouse is not named as your sole beneficiary, your TAXCAP account will be distributed to your spouse upon your death unless the spousal consent section on the beneficiary form is completed. The change in beneficiary will be effective when the completed beneficiary form is received by the ESO.
------------------------------------------------------------------------------------------------------------------------------------
Change the investment mix of your current       Log on to NetBenefits or call Fidelity Investments at (800) 457-4015.
contributions.
------------------------------------------------------------------------------------------------------------------------------------
Transfer assets between the various             Log on to NetBenefits or call Fidelity Investments at (800) 457-4015.
investment alternatives.
------------------------------------------------------------------------------------------------------------------------------------
Apply for a withdrawal at age 59 1/2.*          Log on to NetBenefits or call Fidelity Investments at (800) 457-4015 to initiate the transaction.
------------------------------------------------------------------------------------------------------------------------------------
Apply for a hardship withdrawal.*               Log on to NetBenefits or call Fidelity Investments at (800) 457-4015 to obtain an application. Once Fidelity mails you the application, sign it and send it to
                                                TAXCAP Administration, 3000 Hanover Street, MS 20BAX, Palo Alto, CA 94304.
------------------------------------------------------------------------------------------------------------------------------------
Apply for a loan.*                              Log on to NetBenefits or call Fidelity Investments at (800) 457-4015 to initiate a loan. Once you have agreed to the terms of your loan, your account will be liquidated for the loan amount.  The TAXCAP Loan Agreement and Promissory Note and loan check will be mailed to you.
------------------------------------------------------------------------------------------------------------------------------------
Elect payout options.**                         To receive payment of your TAXCAP account balance, log on to NetBenefits or call
                                                Fidelity Investments at (800) 457-4015 after you have received the TAXCAP termination kit from Fidelity.
------------------------------------------------------------------------------------------------------------------------------------

    * Special rules for certain acquisition employees apply here (see page 183 for details).

    ** Special rules for certain acquisition employees apply here (see page 183 for details).

-------------------------------------------------------------------------------
                                     TAXCAP                                  31

HOW TO CLAIM BENEFITS

To receive payment of your TAXCAP account balance, follow the procedures under WHEN PAYOUTS ARE MADE on page 179.

If information provided by you results in incorrect benefit amounts (whether the information is false, wrong or incomplete), the benefit amount will be adjusted. If TAXCAP pays a larger benefit amount than it should have, reasonable steps will be taken to recover the overpayment.

If a Qualified Domestic Relations Order has required TAXCAP to set aside a portion of your account for payment to your ex-spouse or children, you will have no rights to that portion of the value of your account. If TAXCAP determines that a person who is to receive benefits has become unable to handle them properly, HP may make any reasonable arrangement to distribute the benefits on the person's behalf.

IF A CLAIM IS DENIED

If all or part of a claim is denied, HP will notify the claimant (you or your beneficiary) in writing, within 90 days after the claim is received. This notice will explain:

   - Why the claim was denied and the specific Plan provisions on which the denial is based.

   -    What additional information is needed and why.

   -    How to appeal the denial.

   -    The Plan's review procedure.

If you or your beneficiary do not receive this notice within 90 days after HP receives the claim, you or your beneficiary can consider the claim denied. To appeal a claim denial, use the procedure described in the next section.

HOW TO APPEAL A DENIED CLAIM

You or your beneficiary can appeal a denied claim by submitting a written request for the appeal to the Plan's Review Panel. You or your beneficiary must make the request within 60 days after the date of the denial. If you or your beneficiary do not receive a written denial, you must make the request within 150 days after the date you first filed the claim.

Send the written request to:

REVIEW PANEL UNDER THE HEWLETT-PACKARD COMPANY
TAX SAVING CAPITAL ACCUMULATION PLAN
3000 HANOVER STREET, 20BAX
PALO ALTO, CA 94304

The request must explain why you or your beneficiary believe an appeal is in order and it must include supporting facts and any other pertinent information. HP will let you or your beneficiary review any pertinent documents which legally can be disclosed in preparing the request.

The Review Panel will act upon the request within 60 days after receiving it. The Panel may ask for additional time, but a decision, in writing, will be given within 120 days after the date of the written request for appeal. You or your beneficiary will receive a written explanation of the reasons for the Panel's decision. If you or your beneficiary do not receive notice of the Panel's decision by the end of the 120-day period, you may consider the appeal denied.

If the Panel decides that benefits should have been paid, HP will take whatever action is necessary to pay them as soon as possible after receiving notice of the Panel's decision.

YOU CANNOT ASSIGN BENEFITS

No action can be taken to assign your interest in the Plan or your account to anyone other than you. However, a court order that divides your benefits under this Plan as part of a marital settlement agreement will be allowed if it is a Qualified Domestic Relations Order as defined by law and approved by HP.

HOW YOU CAN MAKE
ROLLOVER CONTRIBUTIONS

If you are a regular full-time or regular part-time employee, you may be able to make a rollover contribution to the Plan. You may do this as described in this section if the check is made payable to you. You may also make a direct rollover, as prescribed by law, into TAXCAP if the check is made payable to Fidelity Investments as trustee of TAXCAP.

A rollover contribution is a contribution you make to the Plan with the funds distributed to you from another qualified retirement plan in order to preserve the tax deferred status of the money. A rollover contribution will be allowed if HP decides that all IRS requirements have been met.


-------------------------------------------------------------------------------
                                     TAXCAP                                  32

There are two situations when you may make a rollover contribution to TAXCAP with a payout from a qualified retirement plan from a previous employer:

   - You are still in possession of the payout made payable to you and less than 60 days have elapsed since the date the payout was received by you.

   -    You originally rolled the payout into a new and separate IRA.

Contact the Employee Services Organization (ESO) or go to the U. S. Benefits Web site for a rollover contribution form if you think you are qualified.

IF YOU LEAVE AND ARE REHIRED

If you leave HP and are rehired, you will be automatically enrolled in TAXCAP on your rehire date unless you decline participation in writing. If you do not specify how your account is to be invested, the entire amount will automatically be invested in the Institutional Money Market Fund, which is the most conservative investment.

Under no circumstances will you receive a payout while on HP's payroll. Payment cannot be made until you leave HP or die.




WHAT CIRCUMSTANCES CAN AFFECT YOUR BENEFITS

The chart below describes situations which can affect your benefits.

------------------------------------------------------------------------------------------------------------------------------------
                          THIS SITUATION                                            HAS THIS EFFECT ON YOUR ACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
You leave HP.                                                       Your contributions and HP's contributions end. You may elect a payout option of HP stock or Transitional Agilent Technologies stock, and/or cash, or direct rollover to a Fidelity
                                                                    Investments IRA or other IRA, or qualified plan of your
                                                                    choice. TAXCAP termination distributions are processed after you notify Fidelity by phone of your payout option.
------------------------------------------------------------------------------------------------------------------------------------
You take an unpaid personal, military or Family and Medical Leave   Your contributions and HP's contributions are suspended during
Act leave of absence.                                               unpaid leave of absence. Your contributions and HP's
                                                                    contributions resume automatically once you return to active employment status. You are not eligible to take a loan while on leave of absence.
------------------------------------------------------------------------------------------------------------------------------------
You are on medical leave of absence, you are disabled and on the    You may continue your contributions and HP's contributions
Income Protection Plan during the first 90 days of disability.      under TAXCAP. The amount contributed will be a percentage of both your IPP benefits and any FTO pay you receive from HP while on IPP. You are not eligible to take a loan while on IPP.
------------------------------------------------------------------------------------------------------------------------------------
You are on medical leave, you are disabled and have been on         As with FTO accrual and the Stock Purchase Plan, you will no
the Income Protection Plan for 90                                   days longer be able to continue contributions to TAXCAP. You are not eligible to take a loan while on IPP.
------------------------------------------------------------------------------------------------------------------------------------
You die.                                                            Your contributions and HP's contributions end. Your
                                                                    beneficiaries may elect a payout option of HP stock or
                                                                    Transitional Agilent Technologies stock, and/or cash or a
                                                                    direct rollover to an IRA. TAXCAP termination distributions are processed after payment application forms from the
                                                                    beneficiary are received by TAXCAP Administration.
------------------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------
                                     TAXCAP                                  33

WHEN YOUR PARTICIPATION IS AUTOMATICALLY SUSPENDED

Your participation in TAXCAP is automatically suspended while you are on:

   -    A leave of absence without pay

   -    A non-U.S. Hewlett-Packard payroll

   - The HP Income Protection Plan after 90 days of disability. (The suspension will start with the pay period after the 90th day. However, your contributions before the 90th day will be eligible for HP's contributions.)

During this time, you cannot make contributions and HP will not make any matching contributions to your account. Your account will continue to share in the performance of the investment alternatives you have selected. Your contributions will automatically resume when you return to active employment status.

Upon returning to employment from "military service" as defined in the Uniformed Services Employment and Reemployment Rights Act (USERRA), you have the right to make contributions into TAXCAP for the period of your unpaid military leave of absence. If you elect to make such contributions, HP will also make a company match. The amount of your contributions and company match will be as allowed by TAXCAP and USERRA. If you wish to make such contributions, contact TAXCAP Administration.

HOW YOUR CONTRIBUTIONS MAY BE LIMITED

The Internal Revenue Code places a combined limit on the amount you may contribute to TAXCAP and all other 401(k) plans during a calendar year. For calendar year 2000, this limit is $10,500 for all 401(k) plans combined. This limit does not include HP's matching contributions.

In addition, the IRS requires the Plan to pass a special test-called a NON-DISCRIMINATION TEST-designed to ensure a fair mix of contributions and HP's contributions among employees at all income levels. If the Plan does not meet the test, it may be necessary to reduce the contribution rate of higher-paid participants from time to time. If so, the percentage of pay that those participants may contribute may be reduced below 20 percent. You will be notified if you are affected by this test.

TAXCAP contributions may only be taken from the first $170,000 of covered compensation (generally, wages or salary, commissions and shift differential) in the plan year January 1, 2000 through December 31, 2000. This limitation will be periodically adjusted for cost of living by the Secretary of the Treasury.

TAXCAP PARTICIPATION DOES NOT AFFECT YOUR OTHER HP BENEFITS

Although participating in TAXCAP reduces your taxable pay, it does not affect your Social Security or other pay-related HP benefits, nor will participation affect future pay increases.

CHANGING OR ENDING THE PLAN

Although HP expects to continue the Plan indefinitely, HP reserves the right to amend or terminate the Plan at any time. No amendment of the Plan will reduce the benefits that any participant has accumulated before the date the amendment is adopted, except as allowed by law.

The assets of the trust fund exist to provide benefits under the Plan and to pay reasonable expenses of administering the Plan. No amendment may divert any part of the assets for other purposes.

If the Plan is terminated, each participant retains a 100 percent vested non-forfeitable right in his or her Plan accounts. No part of the trust funds will revert to HP.

Under present law, the Pension Benefit Guaranty Corporation does not insure the adequacy of trusts such as TAXCAP. Therefore, benefits under TAXCAP are not insured.

This Plan is subject to Internal Revenue Service approval under the Internal Revenue Code. The Plan and this book are subject to any changes required by the Internal Revenue Service to meet applicable federal rules and regulations.

INCOME TAX WITHHOLDING

The Unemployment Compensation Amendments of 1992, impose a mandatory 20 percent federal tax withholding rate on distributions that are not directly and immediately rolled over to an individual retirement account or individual retirement annuity (both referred to as IRAs) or to another qualified retirement plan.


-------------------------------------------------------------------------------
                                     TAXCAP                                  34

If you request that any portion of your TAXCAP account balance be paid directly to you, 20 percent of that distribution will automatically be withheld for federal income taxes. In general, this applies to most distributions, e.g., a distribution upon termination from HP, a withdrawal at or after age 59 1/2 or a hardship withdrawal-but not a TAXCAP loan.

The Company will provide you with a statement entitled TAXCAP SPECIAL TAX NOTICE REGARDING PLAN PAYMENTS whenever you make a withdrawal from the Plan. This statement will give you general information about taxation of your benefits at the time your benefits are payable.

Special rules apply for payments made to individuals who live outside the U.S.

HOW THE PLAN IS FUNDED

HP makes its contributions to the Plan's trust fund based on the amount contributed by Plan participants. Assets in this trust are invested according to the directions of the Plan participants within the guidelines established by HP.

All the money in this trust is used exclusively for providing Plan benefits to eligible employees and beneficiaries and for paying the cost of administering the Plan.









-------------------------------------------------------------------------------
                                     TAXCAP                                  35

HOW THE STOCK PURCHASE PLAN COMPARES TO TAXCAP

The following chart compares the Stock Purchase Plan to TAXCAP.

------------------------------------------------------------------------------------------------------------------------------------

                                                           A COMPARISON

------------------------------------------------------------------------------------------------------------------------------------
                                                         STOCK PURCHASE PLAN                               TAXCAP
------------------------------------------------------------------------------------------------------------------------------------
Eligibility                                   Regular full-time and regular part-time     Regular full-time and regular part-time
                                              employees are eligible on your hire date.   employees are eligible on your hire
                                                                                          date. Enrollment is automatic unless you
                                                                                          decline participation in writing.
------------------------------------------------------------------------------------------------------------------------------------
Earliest Date Participation Starts            Your hire date if you have timely           Automatically, on your hire date unless
                                              enrolled. (See When you Are Eligible to     you decline participation in writing. If
                                              Participate on Page 157). Otherwise, any    you decline participation, in any pay
                                              February 1, May 1, August 1, or November 1  period thereafter.
                                              thereafter.
------------------------------------------------------------------------------------------------------------------------------------
Employee Contributions                        Generally 1 to 10 percent of pay.           Generally 1 to 20 percent of pay. (For
(see table, page 166)                         Combined maximum of 10 percent if you are   combined Plan rules, see table on
                                              in both Plans and in the Stock Purchase     page 172.)
                                              Plan at more than 5%. (For combined Plan
                                              rules, see table on page 172.)
------------------------------------------------------------------------------------------------------------------------------------
Company Shares or Matching Contributions      For every two Employee Shares you           One dollar for every dollar you
                                              purchase, HP contributes one share.         contribute for the first 1 percent, 2
                                              The Company Shares are subject to a         percent or 3 percent of your pay. $.50
                                              two-year restriction period.                for every dollar on the next 2 percent
                                                                                          of your pay. No HP match above 5 percent
                                                                                          of your pay.
------------------------------------------------------------------------------------------------------------------------------------
Income taxes on Employee Contributions        Income taxes are withheld from your         Federal and most state income taxes are
                                              contributions. Taxes are also withheld      not withheld from your contribution
                                              at the time of purchase at quarter end,     amounts.
                                              if the valuation price is greater than
                                              the purchase price.
------------------------------------------------------------------------------------------------------------------------------------
Withholding Taxes on Company                  Income taxes are withheld on Company        Federal and most state income taxes are
Contributions                                 Shares at the end of the restriction        not withheld from company contributions.
                                              period.
------------------------------------------------------------------------------------------------------------------------------------
Access to Funds                               Unrestricted shares can be withdrawn or     Leaving HP or upon death; in-service
                                              sold at any time. To receive Company        withdrawals ($1,000 minimum) are
                                              Shares, you must hold your Employee         available at age 59 1/2; in-service
                                              Shares for two years. Company Shares are    hardship withdrawals are available upon
                                              also available upon retirement, permanent   meeting certain IRS requirements.
                                              disability, or death. Company Shares are
                                              forfeited upon termination during the
                                              two-year restriction period.
------------------------------------------------------------------------------------------------------------------------------------
Loans From Account                            Not allowed.                                Allowed-$1,000 minimum. Two loans not
                                                                                          exceeding a maximum 50% of account or
                                                                                          $50,000.
------------------------------------------------------------------------------------------------------------------------------------
Form of Payout                                HP stock or cash.                           HP stock and Transitional Agilent
                                                                                          Technologies stock, cash, direct
                                                                                          rollover to an IRA or qualified plan, or
                                                                                          a combination.
------------------------------------------------------------------------------------------------------------------------------------
Stopping contributions during quarter         If you withdraw from the Stock Purchase     If you withdraw from TAXCAP, your
                                              Plan, your contributions for the quarter    contributions stay in trust. HP
                                              are refunded and no Company Shares will     contributions are made at the end
                                              be purchased. If your withdrawal is due     of the quarter.
                                              to a leave of absence, purchase and match
                                              will occur.
------------------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------
                                     TAXCAP                                  36